FOR FURTHER INFORMATION: Sean T. Smith SVP – CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com
Press Release

PHOTRONICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

     BROOKFIELD, Connecticut, December 16, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today its fiscal 2008 fourth quarter and fiscal year results for the period ended November 2, 2008.

     Photronics reported financial results for the fourth quarter of fiscal 2008 in line with the expectations stated in its release of December 4, 2008. Sales for the quarter were $103.3 million, up 1.7% from $101.6 million in the fourth quarter of fiscal 2007. Semiconductor photomasks accounted for $77.5 million, or 75.0% of revenues during the fourth quarter of fiscal 2008, while sales of flat panel display (FPD) photomasks accounted for $25.8 million, or 25.0%, of revenues. Net income for the fourth quarter of fiscal 2008 amounted to $0.2 million, or $0.01 per diluted share, compared to net income in the fourth quarter of fiscal 2007 of $0.4 million, or $0.01 per diluted share.

     Sales for the 2008 fiscal year were $422.5 million, up slightly from the $421.5 million reported in fiscal 2007. Semiconductor photomasks accounted for $314.9 million, or 74.5% of revenues during fiscal 2008, while sales of FPD photomasks accounted for $107.6 million, or 25.5%. Year-over-year, semiconductor photomask revenues decreased 7.2%, while FPD photomask revenues increased 31.1%.

     Net loss for fiscal 2008 amounted to $210.8 million, or $5.06 per share, compared to net income in the prior fiscal year of $24.5 million, or $0.56 per diluted share. The net loss for fiscal 2008 includes primarily goodwill and long-lived assets impairment charges of $199.5 million net of tax, or $4.79 per diluted share. On a non-GAAP basis, excluding the effect of the above-mentioned charges, the Company's net loss for fiscal 2008 was $11.2 million, or $0.27 per share. Net income for fiscal 2007 included a net benefit of $7.9 million, or $0.16 per share, relating to the resolution and settlement of U.S. and foreign tax liabilities associated with uncertain tax positions in prior years.

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Photronics, Inc.     15 Secor Road  •   Brookfield, Connecticut 06804  •   (203) 775-9000  •   www.photronics.com

PHOTRONICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS………PAGE TWO

     Constantine (“Deno”) S. Macricostas, Photronics’ chairman and interim chief executive officer commented, “Our financial results for the fourth quarter reflect solid execution in the face of a difficult market environment. I was pleased that our strict cost control measures allowed Photronics to be profitable for the fourth quarter. For the full 2008 fiscal year, our FPD business performed well, offsetting softness in the integrated circuit mask market. Now that our credit facility is in place, our goal is to return to profitability on an annual basis and to strengthen our balance sheet. We remain committed to executing our cost reduction and growth strategy.”

     A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button at the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern time on Wednesday, December 17, 2008, and will be archived for instant replay access until the Company reports its fiscal first quarter results. The dial-in number is (719) 325-4856.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

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Photronics, Inc.     15 Secor Road  •   Brookfield, Connecticut 06804  •   (203) 775-9000  •   www.photronics.com